Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-125643 of Wells Real Estate Investment Trust II, Inc. of our report dated January 6, 2006 related to the statement of revenues over certain operating expenses of the LakePointe 5 Building for the year ended December 31, 2004, our report dated January 6, 2006 related to the statement of revenues over certain operating expenses of the 5 Houston Center Building for the year ended December 31, 2004, and our report dated February 13, 2006 related to the statement of revenues over certain operating expenses of the Tampa Commons Building for the year ended December 31, 2004, appearing in the Supplement No. 6 dated March 31, 2006 to the Prospectus dated November 10, 2005 (the “Prospectus Supplement No. 6”), which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus Supplement No.6.

/s/ FRAZIER & DEETER, LLC

Atlanta, Georgia

March 31, 2006